EXHIBIT C

TABLE OF PURCHASES AND SALES
OF CANWEST GLOBAL COMM. CORP.

PURCHASES

DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
October 07	177,000	12.06

SALES

DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
September 30 October 29 30	22,000 800,000 350,000	11.11 12.17 12.23

Purchases and Sales effected in Canada